Exhibit 10.9

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of November 1, 2010 by and between Malemark, Inc., a Colorado corporation (the “Company”), and Jesse Griffith, (“Consultant”).

RECITALS

A.   The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant’s experience, skills, abilities, knowledge and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

B.   Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.    Consulting Services.  Consultant shall, on a part-time basis, provide corporate development services to the Company (the “Consulting Services”), including but not limited to: availability for travel to Company presentations, assisting with developing products and advertisements and as the spokesman for the Company, for in person and video presentations.

2.    Term.  The term of this Agreement shall commence as of the date hereof and shall be effective until February 28, 2011. Any extension beyond February 28, 2011 will be on a month to month basis (the “Term”).  This agreement may be amended by mutual agreement between Consultant and the Company.

3.    Direction, Control and Coordination. Consultant shall perform the Consulting Services under the sole direction and with the approval of the Company’s Board of Directors.

4.    Dedication of Resources.  Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

5.    Standard of Performance.  Consultant shall use his best reasonable effort to perform the consulting services as an advisor to the Company in an efficient, trustworthy and professional manner.  Consultants shall perform their consulting services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

6.    Compensation.  The Company shall pay to Consultants a total of four thousand dollars ($4,000.00) per month, increasing to five thousand dollars ($5,000.00) per month beginning March 1, 2011, on a month to month basis in exchange for the Consulting Services. Consultant reimbursement on any preapproved expenses Consultant occurs in conjunction with performing the services outlined in 1. Consulting Services above.

7.    Confidential Information.  Consultant recognizes and acknowledges that by reason of performance of Consultant services and duties to the Company (both during the Term and before or after it) Consultant has and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law.  Upon the Company’s request, the Consultant will return all tangible materials containing Confidential Information to the Company.  The Consultant also realizes that they have a fiduciary duty to keep confidential any and all matters sensitive to the Company.

8.    Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement.  No officer, employee, agent, servant, or independent contractor of Consultant nor his affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

9.    Notices.  Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:	Malemark, Inc. 5525 Erindale Dr, Suite 200 Colorado Spri,ngs, Colorado 80918 1-800-595-1641 719-260-8516 (fax)

If to the Consultant: Jesse Griffith 19912 Lexington Lane Huntington Beach, Ca 92646 714-624-7030 615-250-4845 fax

10.  Applicable Law.  The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Colorado.

11.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

12.  Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

13.  Assigns and Assignment.  This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

14.  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

15.  Counterparts.  This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

Remainder of Page Left Blank Intentionally

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company:	MALEMARK, INC.

	By:	/s/ Herman DeBoard
Herman DeBoard, President

The Consultant:	Jesse Griffith

	By:	/s/ Jesse Griffith
Jesse Griffith